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                                                                 Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2004, except for Note 20, as to which the date is February 27, 2004, and except for the future minimum rentals as presented in tabular form in Note 8 and Note 22, as to which the date is April 23, 2004, relating to the financial statements and financial statement schedules, which appears in Glimcher Realty Trust's Annual Report on Form 10-K/A No. 1 for the year ended December 31, 2003. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

April 30, 2004